Exhibit 99.1

May 31, 2022 08:30 AM Eastern Daylight Time

Air Industries Group Issues statement on Top Gun: Maverick and Lady Gaga Music Video

Bay Shore, N.Y.--(BUSINESS WIRE) --Air Industries Group (NYSE American: AIRI)

an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, issued the following statement:

On behalf of the very hard working team at Air Industries Group we thank the men and women of the United States Navy, Tom Cruise, and the rest of the cast and crew of the fantastic movie “Top Gun: Maverick” for their extremely uplifting and entertaining film, and for their showcasing of our excellent landing gear for the F/A-18.

We also thank Lady Gaga, and her team, for including our beautiful landing gear in her music video of “Hold My Hand”, the love theme song for the movie.

Landing gear, components, and other flight critical parts are rarely thought of in the cinematic World, so we understand why we were left off the IMDB credits of this summer block-buster, however we feel compelled to take the opportunity to point out that, without perfect, flawless, operation of landing gear, this movie would obviously be impossible.

Above all, we also want to thank, this Memorial Day, those in uniform serving today and to those who bravely served in the past, we honor you today and every day. It is because of you that we can be the great country we are.

“God Bless America & Pass the Popcorn.” Said Chairman of the Board, Michael Taglich.

Air Industries is a manufacturer, under license from Boeing, of Landing Gear used on the F/A-18 Fighter Aircraft and the E2D Hawkeye featured in the film. We are proud of our contribution to the effectiveness and safety of Naval Aviation – and to all of the United States military.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated Tier 1 manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

631.328.7078

ir@airindustriesgroup.com